Exhibit 19

Alliant Energy
Guidelines for Trading in Company Securities

Alliant Energy Corporation (“Alliant Energy” or the “Company”) has established these guidelines to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Alliant Energy.

As stated in the Code of Conduct, Alliant Energy is a publicly traded company, and in the course of your job responsibilities, you may come across material, nonpublic information regarding the company. Material, nonpublic information includes information about Alliant Energy that is not known by the general public and would be considered important to someone who is deciding if they should buy or sell Alliant Energy stock, or if the information is likely to have a significant effect on the market price of Alliant Energy stock. Both positive and negative information may be considered material. Examples may include:

•A potential purchase or sale of a business
•Undisclosed financial information
•A potential rate filing
•An upcoming executive management change
•A cybersecurity incident.

Insider trading is using the material, nonpublic information about the Company for your own financial benefit or the benefit of others. It is unethical and illegal.

You violate securities laws if you buy or sell stock when you have this information, or you share the information with others so they can profit (or avoid losses) from buying or selling our stock.

Using material, nonpublic information regarding Alliant Energy or another company for your own financial benefit or the benefit of others is unethical and against the law. It is a violation of securities laws to buy or sell stock while in possession of this type of information or to provide this information to others so that they may buy or sell stock of Alliant Energy or another company.

Overview

Insider trading is prohibited for all Directors, Officers, employees and independent contractors of the Company and its subsidiaries. Alliant Energy has established additional requirements to assist those designated as “insiders” (“Designated Insiders”) in complying with insider trading securities laws.

Because Alliant Energy’s stock is publicly traded, your transactions in Alliant Energy stock are subject to certain restrictions under federal and state securities laws.

Federal and state securities laws prohibit you, family members and other Related Persons (defined below) from buying or selling Company stock while aware of material nonpublic information about the Company or the market for the Company’s stock. In addition, communication of material nonpublic information to a third party under circumstances where improper trading can be anticipated is also prohibited, regardless of whether you trade. These insider trading laws apply to all employees, independent contractors and our Board of Directors, and are referred to in our Code of Conduct. Compliance with the insider trading laws is your personal responsibility.

The following is only a guide and is not intended to be a comprehensive review of the applicable securities laws. Questions about this Memo are encouraged and should be directed to the Corporate Secretary.

Insider Trading Prohibition

If a person is aware of material nonpublic information relating to the Company, that person and any Related Person (as defined below) may not enter into a transaction regarding securities of the Company, pass that information on to others, or otherwise take advantage of that information. In addition, you may not trade in the securities of other companies doing business with Alliant Energy while aware of material nonpublic information about that company that you learned in your capacity with Alliant Energy. This prohibition applies to all members of the Board of Directors, officers, employees and independent contractors of Alliant Energy and its subsidiaries.

Transactions Subject to these Guidelines

These Guidelines apply to transactions in Company stock by you, family members and other Related Persons. Examples of transactions in Company stock include:

•Buying or selling stock in the stock market
•Buying or selling stock in the Shareowner Direct Plan
•Gifts of Company stock, whether to relatives, charitable organizations or establishing a donor-advised account
•Making an election to transfer funds into or out of the Alliant Energy stock fund in the Company’s 401(k) Savings Plan (note that loans may be withdrawn from funds invested in the Alliant Energy stock fund constituting a transfer of funds out of the Alliant Energy stock fund) or the Deferred Compensation Plan
•Making an election to begin investing in, change the percentage of periodic contributions to, or stop investing in the Company stock fund of the 401(k) Savings Plan or the Deferred Compensation Plan
•Transferring Company stock to trusts
•Entering into a Rule 10b5-1 trading plan.

Certain transactions are not subject to these Guidelines, including:

•Vesting of restricted stock units or performance shares or withholding of shares to satisfy a tax withholding obligation on vesting. These Guidelines do, however, apply to any market sale of shares after the award vests.
•Automatic purchases of Company stock in the Company’s 401(k) Savings Plan as part of your regular payroll deductions or automatic deferrals into the Company stock fund under the Deferred Compensation Plan.
•Reinvestment of dividends pursuant to the Shareowner Direct Plan.

Trading Windows

Designated Insiders may enter into transactions in Company stock only during trading windows. Trading windows occur after the Company announces its earnings each quarter. The open trading windows are anticipated to be as follows:

•Mid-February to mid-March
•Early May to mid-June
•Early August to mid-September
•Early November to mid-December

Designated Insiders will be notified when the window opens.

The trading window closes at the close of the market of the last date of the window. All transactions must be completed by this time.

Window periods may not open or may open late or close early due to matters involving the Company.

Pre-Clearance

Designated Insiders must obtain clearance in advance of any proposed transaction in Company stock (including a gift, contribution to a trust or any other transfer). To obtain pre-clearance, send an email to the Principal Counsel, with a copy to the Corporate Secretary, and Chief Financial Officer (“CFO”), at least two business days in advance of any proposed transaction and provide the following information:

•Number of shares
•Source of shares (e.g., stock award vesting, family trust, Shareowner Direct Plan, brokerage account)
•Planned trade date
•Certification that you are not aware of material nonpublic information (see definitions below)
•Certification that you have not engaged in any opposite-way transactions within the last six months (see definitions below)
•Confirmation that you will continue to meet any shareholding requirements after the transaction is complete.

Once your request is received, it will be considered by the Corporate Secretary and the CFO. Both the Corporate Secretary and CFO must approve the request before you trade. Their considerations will include whether you are aware of material nonpublic information, Section 16 concerns, other insider trading concerns and general concerns under the securities laws.

Your approval to trade in Company securities is valid for five business days (provided the trading window does not close before then). However, if at any time prior to the trade you become aware of any material nonpublic information, you must not trade in Company securities. Ask the Corporate Secretary whether such information you may possess is material nonpublic information.

Additional Information

Nonpublic Information
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be:

•Widely disseminated in a manner making it generally available to investors, such as (1) through a public filing with the Securities and Exchange Commission (“SEC”), (2) through such media as Dow Jones, PRNewswire, Business Wire, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International, or (3) posted on our website; and
•Publicly available long enough to be absorbed by investors (e.g., the end of the first full trading day after dissemination).

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Material Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or if the information would be expected to have an effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. The materiality of information depends upon the circumstances; there is no bright-line standard for assessing materiality.

Material information may cover a broad range of topics, including:

•Earnings information
•Mergers, acquisitions, dispositions, tender offers or joint ventures or changes in control of the Company
•Events regarding the Company’s securities (e.g., repurchase plans, refinancings, stock splits, changes in dividends or sales of additional securities, defaults on senior securities or redemption of securities)
•Significant action by a regulatory agency or a government investigation impacting the Company
•Issues involving execution of big capital projects at the Company
•Changes in executive management of the Company
•Changes in auditors or disputes with auditors
•Developments regarding large customers or suppliers
•A cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data.

The above list is only illustrative. Other types of information may be considered material depending on the circumstances and the materiality of particular information is subject to reassessment on a regular basis. If you question whether information is material, please reach out to the Corporate Secretary.

Insider

Under the law, any person who possesses material, nonpublic information is considered an insider to that information.

•Insiders include Company Directors, Officers, employees, and independent contractors including persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys).
•The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

Designated Insiders have been so designated due to their position with the Company or access to material nonpublic information.

If you share material nonpublic information with another employee, or you provide another employee access to material nonpublic information, that employee is prohibited from trading Company securities under our Code of Conduct. Please review and comply with the Company’s Information Management procedures prior to sharing material nonpublic information with anyone else.

Related Persons

A Related Person includes:

•Your spouse, minor children and anyone else living in your household
•Family members who do not live with you but whose transactions in Company stock are directed by you or subject to your influence or control
•Partnerships in which you are a general partner
•Certain trusts
•Estates of which you are an executor
•Other equivalent legal entities that you control, such as corporations or limited liability companies.

As a reminder, transactions in Alliant Energy stock by Related Persons are subject to these Guidelines.

“Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (a “tippee”), not just Related Persons. Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Shadow Trading

If you obtain material nonpublic information about another company through your duties at Alliant Energy, and you then trade in that other company’s stock, you may be liable for insider trading under a theory called “shadow trading.” Further, if you use material nonpublic information about Alliant Energy to trade securities of another company whose share price could be materially affected by that information, such as a competitor or peer company in the same industry, you could be found liable for insider trading under the shadow trading theory.

Certain Transactions Prohibited

Designated Insiders are prohibited from engaging in the following transactions:

•Derivatives. Trading in puts, calls, options or other derivative securities on the Company’s securities is prohibited.
•Hedging. Other hedging transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps or similar transactions, are also prohibited.
•Short Sales. Short sales of Company stock are prohibited.
•Pledging. Pledging Company stock as collateral for a loan is prohibited. Holding Company stock in a margin account is likewise prohibited.

If you have questions about whether this Memo applies to a transaction, please ask the Corporate Secretary.

Rule 10b5-1 Trading Plans

Rule 10b5-1 trading plans allow people to trade a predetermined number of shares of Company stock at pre-determined time or price. The plans must be entered into with a broker during an open trading window when the person is not aware of material nonpublic information. Trading under the plans can occur over time, including when the trading windows are closed, and without the need to pre-clear each transaction under the plans.

Trading in Company stock under Rule 10b5-1 trading plans can provide an affirmative defense to charges of insider trading under Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 trading plans are subject to detailed SEC regulations and increased scrutiny. In order to provide the best possible protection of a Rule 10b5-1 trading plan, you are required to:

•Pre-clear the trading plan with the Corporate Secretary and CFO at least 10 days before formally entering into the trading plan
•Enter into a trading plan only during an open trading window
•Comply with all SEC requirements and reporting obligations
•Comply with a cooling off period that delays the first trade under the plan for a specified number of days
•Act at all times in good faith with respect to the plan.

Contact the Corporate Secretary if you want to set up a Rule 10b5-1 trading plan.

Post-Termination Transactions

Insider trading laws and prohibitions continue to apply to your transactions in Company stock even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material nonpublic information when you terminate employment or services, you may not trade in Company stock until that information has become public or is no longer material.

Penalties

The federal securities laws impose potentially onerous civil penalties, and possible criminal penalties, on persons who trade while aware of material nonpublic information or who improperly disclose material nonpublic information to a third party. The SEC and the Department of Justice pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by individuals through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in hindsight.

Personal Responsibility

The ultimate responsibility for adhering to the insider trading laws and these Guidelines rests with you. You are also responsible for making sure that any transactions by Related Persons comply with insider trading laws and these Guidelines. If you violate the insider trading laws or these Guidelines, the Company may take disciplinary action, including dismissal for cause. Any action on the part of the Company or any other employee or director does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Please contact the Corporate Secretary if you have any questions or concerns about how the insider trading laws and these Guidelines might impact your trading in Company stock.